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                                                                EXHIBIT (A)(5)

MADISON RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE




         GREENVILLE, SOUTH CAROLINA, December 18, 1997--Madison River Properties, L.L.C. today announced that, due to an Executive Order declaring December 26th a federal holiday, it has extended the expiration date of its outstanding tender offers for limited partnership interests in Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVIII and Shelter Properties VII Limited Partnership by one day to 12:00 midnight on January 16, 1998. The offers were previously scheduled to expire at 12:00 midnight on Thursday, January 15, 1998. Because the offers were commenced only yesterday, no interests have yet been tendered.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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